Exhibit 99.1

News Release

1601 Bryan Street

Dallas, Texas 75201-3411

FOR IMMEDIATE RELEASE

TXU Reports Improved First Quarter Results; Affirms 2006 and 2007 Outlook

DALLAS – May 2, 2006 – TXU Corp. (NYSE: TXU) today reported consolidated results for the first quarter ended March 31, 2006.

•	TXU reported net income available to common shareholders of $576 million, $1.22 per share, in the first quarter 2006 compared to first quarter 2005 net income available to common shareholders of $416 million, or a net loss of $0.10 per share.[1]

•	Operational earnings,[2] which exclude special items and discontinued operations,[3] were $516 million, $1.09 per share, in the first quarter 2006 compared to $246 million, $0.51 per share, in the first quarter 2005.

•	TXU’s outlook for operational earnings for 2006 remains at a range of $5.50 to $5.75 per share of common stock, with the midpoint representing a 69 percent increase over 2005, and the outlook for 2007 operational earnings remains at a two percent increase relative to the midpoint of the 2006 outlook.

•	TXU’s clean coal generation development program to Power the Future of Texas is expected to meet Texas’ growing electricity demand through 2015, lower long-term power costs by $1.7 billion, generate thousands of Texas jobs, set a new environmental standard in Texas by doubling TXU’s solid fuel generation capacity while at the same time reducing key emissions by 20 percent, and potentially increase TXU’s base level earnings outlook for 2010 by over 50 percent. See page 10 for discussion of the program.

Reported Earnings

For first quarter 2006, TXU’s reported earnings were $576 million, $1.22 per share, as compared to net income available to common shareholders of $416 million, or a net loss of $0.10 per share, in the first quarter 2005. Reported earnings included income from discontinued operations of $60 million, $0.13 per share, for first quarter 2006, related primarily to reversal of an income tax reserve for TXU Gas upon favorable resolution of a tax audit matter and $15 million, $0.03 per share, in first quarter 2005. For purposes of calculating first quarter 2005 reported earnings per share (see Table 2), net income available to common shareholders was reduced by $462 million, $0.97 per share, due to the true-up in 2005 on the company’s November 2004 accelerated share repurchase program.

Income from continuing operations was $516 million, $1.09 per share, for first quarter 2006 compared to income from continuing operations of $406 million, representing a loss of $0.12 per share, for the comparable prior-year period. First quarter 2005 income from continuing operations included income from special items, primarily associated with the benefits of reductions in tax reserves and litigation settlement expenses net of transitional costs associated with an outsourcing agreement with Capgemini Energy and other restructuring-related expenses, totaling $155 million, $0.32 per share. See Tables 2 and 3 on page 4 for details.

Operational Earnings

First quarter operational earnings increased 114 percent to $1.09 per share in 2006 from $0.51 per share in 2005. The strong results reflected improvements in contribution margins, somewhat offset by increases in depreciation and amortization expense, net interest expense, and operating costs and selling, general and administrative (SG&A) expenses, which were due primarily to the effect of executive severance expenses, transition costs associated with engineering teaming agreements, electric delivery reliability initiatives expenses, and third-party transmission expenses for which there are associated

[1]	Per share earnings amounts reflect diluted earnings per share. A summary of the calculations of diluted earnings per share for the quarters ended March 31, 2006 and 2005 is provided in Table 2 on page 4. Share counts and per share amounts for the reported periods reflect the 2-for-1 stock split, effected in the form of a 100 percent stock dividend, which occurred on December 8, 2005.

[2]	Operational earnings is a non-GAAP measure that adjusts net income for special items and income or losses that are not related to continuing operations. See Attachment 1: Financial Definitions for a detailed definition of operational earnings and other GAAP and non-GAAP financial measures used in this release.

[3]	See Appendix Table J for details of discontinued operations.

revenues. The earnings per share improvement also reflects the impact of fewer average common shares outstanding. Average common shares declined primarily due to the repurchase of approximately 22 million shares of common stock between November 2005 and March 2006 pursuant to the November 2005 TXU board authorization to repurchase 34 million shares. In addition, approximately 4 million shares were repurchased in April 2006, leaving approximately 8 million shares authorized for repurchase during the remainder of 2006.

Operational earnings, including significant drivers by segment, are discussed in more detail beginning on page 4 under Consolidated Operational Earnings Summary.

“In spite of volatile power prices and mild weather, this was a very solid quarter, positioning TXU to deliver on our 2006 outlook and our initiatives to Power the Future of Texas,” said C. John Wilder, TXU chairman and CEO. “The TXU Operating System continues to drive improved performance from our generation fleet, and we are eager to apply our skills to new generation plants in Texas and possibly other markets. We are excited about the new retail service plans being offered to help customers better control their energy bills and realize savings, while maintaining stable, competitive margins for our shareholders.”

Earnings Teleconference Today

TXU will host a teleconference with financial analysts to discuss its first quarter 2006 results and the company’s plans to expand its baseload generation capacity at 9:00 a.m. Central (10:00 a.m. Eastern) today. The telephone numbers are 800-309-0343 in the United States and Canada and 706-634-7057 internationally, with confirmation code 7627344. The teleconference will be web cast live on TXU Corp.’s web site at www.txucorp.com.

Table 1 below provides a recap of operational highlights and significant transactions completed since the beginning of 2006.

Table 1: 2006 Highlights

Highlight

Operational Excellence:

•	Announced a plan to invest $10 billion in power generation to provide 8,600 megawatts of lower-cost, secure and stable power, adding an estimated 10 percent to the Electric Reliability Council of Texas (ERCOT) supply by 2010, enough to meet Texas’ growing demand through 2015. TXU proposes to build 11 new coal- and lignite-fired generating units at nine existing TXU Power sites, including the previously announced Sandow 5 and Oak Grove facilities. The plan includes the largest voluntary emissions reduction program of its type in the nation and will set a new environmental standard for power development in Texas. TXU also announced the introduction of new consumer and business service offerings.

•	Set record production levels for the first quarter for both the nuclear and lignite/coal-fired generation plants, successfully optimizing output through application of the TXU Operating System. The lignite/coal-fired plants exceeded the previous record by three percent, and the nuclear units exceeded the previous record by four percent.

•	Launched a new renewable energy company, TXU Renew, as part of its $10 billion investment to power the future of Texas. TXU Renew’s goal is to double TXU’s southwest-leading wind energy portfolio to approximately 1,400 megawatts, enough to power about 275,000 homes.

•	Continued work toward achieving top-decile delivery reliability and higher customer satisfaction:

•	Inspected, treated or replaced over 46,000 distribution poles in the first quarter against a plan of 33,000. A total of 120,000 poles will be addressed during 2006, an 84 percent increase over 2004.

•	Installed 33,500 automated meters in the first quarter, on track to have 370,000 total automated meter installations by year-end. Benefits include improved safety, on-demand meter reading, enhanced outage identification and restoration and system monitoring of voltages.

•	Installed 873 automated capacitors in the first quarter against a plan of 800 installations. Automated capacitor controls allow for remote monitoring and control of system capacitor banks.

•	Completed teaming agreements at the company’s nuclear generation plant that provide for enhanced critical skill sets while reducing costs. The savings from this initiative are expected to be more than $10 million annually upon full implementation.

Market Leadership:

•	Announced a suite of new consumer and business service offerings to complement the innovative Peace of Mind program introduced last year. TXU Energy’s diverse product portfolio leads the industry in the number of real choices available to consumers, including the potential for immediate price relief. Existing and announced service offerings now include:

•	Freedom Plan: Provides the certainty that prices will not be increased for the duration of 2006, while allowing customers to switch to a different plan at any time.

•	PriceGuarantee12SM and PriceGuarantee24SM: Feature 12 or 24 months of price protection for customers who are concerned about rising electricity prices; priced below the current price-to-beat.

•	SummerSavings 24SM: Provides customers with savings versus the current price-to-beat throughout the year, with higher discounts during the summer months when consumption is highest. Includes a two-year term.

•	SureValueSM: Allows customers to save up to 10 percent off current price-to-beat rates for a full five-year period.

•	MarketTracker+SM: An innovative two-year pricing plan that provides an immediate discount off of the current price-to-beat rates while also allowing prices to drop further if natural gas prices continue to trend lower; includes both a maximum and minimum price for additional price security.

•	EarthwiseSM, 100% EarthwiseSM, and Earthwise 18SM: Three new products that allow customers to contribute to the environment, featuring either 100 percent or 10 percent renewable energy along with the option of an 18-month term.

•	Time-of-use: Empowers customers to use electricity efficiently and wisely while saving as much as 20 percent during off-peak periods over a two-year term.

•	Low Income Assistance Plan: Provides a 10 percent discount for low-income customers who previously received this discount as part of a discontinued state program. TXU Energy was the first retail electric provider in Texas to voluntarily offer and fund this full-year program.

•	Launched the Stable and Secure Power Program giving large customers the opportunity to participate in the economics of TXU’s coal-plant development through a combination of equity investments or upfront payments.

•	Launched the 2006 residential and small commercial energy efficiency program to help homeowners and small businesses in TXU’s native North Texas market offset the cost of technologies that help lower energy use.

•	Announced the Power to Make a Difference pledge program, celebrating Earth Day, to reward customers with TXU Energy Rewards+TM Dollars for committing to conserve resources and improve the environment.

•	Honored as a Most Admired company in Fortune magazine’s national and global energy sector rankings. Ranking fourth on both lists, TXU is the only company in the national energy category to hold the most admired distinction for three consecutive years.

•	Honored by the Women’s Business Enterprise National Council as one of America’s Top Corporations for Women’s Business Enterprises for the seventh year in a row. This award is the only one honoring corporations for world-class supplier diversity programs.

Risk/Return Mindset:

•	Agreed to defer the filing of TXU Electric Delivery’s system-wide rate case to no later than June 30, 2008, unless certain cities served by the company and the company mutually agree that such a filing is unnecessary.

•	Repurchased approximately 26 million shares of common stock between November 2005 and April 2006 of the 34 million-shares authorized for repurchase by the board in November 2005. TXU has approximately 8 million shares remaining under the current repurchase program.

Performance Management:

•	Elected Gerardo I. Lopez, president of Global Consumer Products at Starbucks Coffee Company, to the TXU Corp. board of directors. He replaced William (Bill) M. Griffin, who served as a director of the company for 40 years.

•	Announced leadership changes to align TXU to drive the third, growth-focused phase of its restructuring program. Mike Childers was named chief executive officer of TXU Generation Development. David Campbell, executive vice president of corporate planning and risk, additionally assumed responsibility as acting chief financial officer, and David Poole was named executive vice president and general counsel.

Consolidated Results

Table 2 below provides the shares and adjustments included in the calculation of diluted earnings per share for reported and operational earnings for first quarter 2006 and 2005.

Table 2: Summary Calculation of Earnings Per Share4

Q1 06 and Q1 05; $ millions, million shares, $ per share

Factor	Q1 06 Reported	Q1 06 Operational	Q1 05 Reported	Q1 05 Operational
Net income available to common shareholders	576	—	416	—
Operational earnings	—	516	—	246
Share repurchase true-up	—	—	(462)	—
Diluted earnings used in per share calculation	576	516	(46)	246
Average shares used for diluted earnings calculation
Diluted shares	474	474	—	486
Basic shares	—	—	476	—
Diluted earnings per share	1.22	1.09	(0.10)	0.51

Table 3 below reconciles operational earnings to reported net income available for common stock.

Table 3: Reconciliation of Operational Earnings to Reported Net Income Available to Common Shareholders

Q1 06 vs. Q1 05; $ millions and $ per share after tax

Factor	Q1 06 $ Millions	Q1 06 $ Per Share	Q1 05 $ Millions	Q1 05 $ Per Share
Net income (loss) available to common shareholders	576	1.22	416	(0.10)
Discontinued operations	(60)	(0.13)	(15)	(0.03)
Preference stock dividends	—	—	5	0.01
Income (loss) from continuing operations	516	1.09	406	(0.12)
Effect of accelerated share repurchase true-up	—	—	—	0.97
Effect of share dilution/rounding	—	—	—	(0.01)
Preference stock dividends	—	—	(5)	(0.01)
Special items	—	—	(155)	(0.32)
Operational earnings	516	1.09	246	0.51

Special items for first quarter 2005 totaled a credit of $155 million after tax, $0.32 per share. This credit related primarily to the $138 million of additional tax benefits related to the 2002 TXU Europe worthlessness deduction and the accrual of $23 million ($35 million before tax) of additional insurance proceeds related to the settlement of the securities class action lawsuit announced in January 2005.

Consolidated Operational Earnings Summary

Table 4 below provides a consolidated summary of major drivers of operational earnings per share. A more detailed discussion of contributions and drivers by segment is provided in Business Segment Results beginning on page 6.

[4]	For first quarter 2006, the dilution calculation for reported and operational earnings reflects the addition to net income available to common shareholders of interest on convertible senior notes of $0.3 million after tax, and the addition to shares outstanding of 9.8 million shares related to the effect of: 1) convertible senior notes (1.5 million), 2) share-based compensation (6.2 million) and 3) equity-linked securities (2.1 million). For first quarter 2005, the dilution calculation for operational earnings per share reflects the addition to net income available to common shareholders of interest on convertible senior notes of $0.2 million after tax, and the addition to shares outstanding of 9.8 million shares related to the effect of: 1) convertible senior notes (1.5 million), 2) share-based compensation (6.9 million) and 3) equity-linked securities (1.4 million).

Table 4: Consolidated — Operational Earnings Reconciliation

Q1 05 to Q1 06; $ millions and $ per share

Earnings Factor	$ Millions	$ Per Share
05 operational earnings	246	0.51
TXU Energy Holdings segment	314	0.65
TXU Electric Delivery segment	(7)	(0.01)
Corporate expenses	(37)	(0.08)
Effect of reduced shares	—	0.02
06 operational earnings	516	1.09

First quarter 2006 operational earnings were $1.09 per share, up 114 percent from the first quarter 2005. The increase included a $0.65 per share, or 155 percent improvement in operational earnings from the competitive TXU Energy Holdings segment and a $0.02 per share improvement attributable to the reduction in average shares outstanding, partially offset by a $0.01 per share, or 7 percent decrease in operational earnings from the regulated TXU Electric Delivery segment and a $0.08 per share increase in corporate net interest expense. A more detailed discussion of drivers of segment performance is provided in Business Segment Results beginning on page 6.

Cash Flow and Financial Flexibility

TXU’s successful execution of its ongoing performance improvement program is evident in the continued improvement in returns, financial flexibility measures, and cash flow.

Table 5 below provides a summary of consolidated common stock and return measures at March 31, 2006 and 2005.

Table 5: Consolidated — Return Statistics

Twelve months ended 3/31/06 and 3/31/05; Mixed measures

Return Statistic	3/31/06	3/31/05	% Change
Basic shares outstanding–end of period (millions)	461	480	(4.0)
Return on average common stock equity – based on net income (%)	333.1	(4.5)	—
Return on average common stock equity – based on operational earnings (%)	335.4	31.1	—
Return on average invested capital – based on adjusted net income (%)	17.1	7.1	140.8
Return on average invested capital – based on adjusted operational earnings (%)	17.2	8.9	93.3

TXU continues to make progress in improving its financial flexibility as reflected in its credit metrics for first quarter 2006 as compared to first quarter 2005 as shown in Table 6 below. Strong credit metrics are an essential determinant in TXU’s disciplined approach to capital allocation. TXU’s financial flexibility measures, EBITDA/interest and debt/EBITDA, have improved by 29.3 percent and 31.7 percent, respectively, over the course of the last twelve months. Total debt, excluding $1.1 billion of transition bonds and $99 million of debt-related restricted cash, increased $423 million compared to March 31, 2005. The increase was caused in part by the company seeking to lower its overall financing costs by redeeming $300 million aggregate liquidation amount of preference stock and refinancing a $95 million operating lease, mitigating legal costs and substantially improving the company’s risk profile by using more than $220 million to settle claims from TXU Europe, and margin postings to support the company’s long-term hedging program. Combined, the cash deployed for these payments exceeded the absolute level of debt increase. These payments significantly reduced TXU’s fixed charges and improved TXU’s risk profile at a time when key credit metrics and credit ratios also improved significantly.

Table 6: Consolidated — Financial Flexibility Measures

Twelve months ended 3/31/06 and 3/31/05; $ millions and ratios

Financial Flexibility Measure	3/31/06	3/31/05	Change	% Change
EBITDA (excluding special items)	4,377	2,866	1,511	52.7
Cash interest expense	824	693	131	18.9
Debt (excluding transition bonds and debt-related restricted cash )	12,213	11,790	423	3.6
EBITDA/interest	5.3	4.1	1.2	29.3
Debt/EBITDA	2.8	4.1	(1.3)	(31.7)

As shown in Table 7, first quarter 2006 cash provided by operating activities exceeded $1 billion, an increase of $849 million over the prior year period. The improvement reflected higher earnings adjusted for non-cash items, as well as payments in 2005 of $114 million of gas purchases in connection with natural gas physical swap transactions, $105 million in higher accounts payable payments in first quarter 2005 due to increased purchased power accounts payable at year end 2004 related largely to unusually cold weather, $84 million in settlement of the consolidated amended securities class action lawsuit, net of insurance recoveries, and $41 million in federal income tax payments related to 2004 earnings, with no such tax payments in the first quarter 2006.

Table 7: Consolidated — Cash and Free Cash Flow

Q1 06 and Q1 05; $ millions

Cash Flow Factor	Q1 06	Q1 05	Change	% Change
Cash provided by operating activities	1,046	197	849	—
Capital expenditures	309	223	86	38.6
Nuclear fuel	14	26	(12)	(46.2)
Free cash flow (non-GAAP)	723	(52)	775	—

Table 8 below represents available liquidity (cash and available credit facility capacity) as of April 28, 2006 and December 31, 2005. The decrease in available liquidity between December 31, 2005 and April 28, 2006 was due in part to the repayment of $434 million of long-term debt, the purchase of the equity interest in a lease trust for certain TXU Power combustion turbines ($69 million), approximately $275 million of changes in letters of credit and cash posted for margin deposits associated with commodity positions, and timing of common stock repurchases. TXU is targeting minimum available liquidity of $1.5 billion.

Table 8: Consolidated — Liquidity

Available amounts as of 4/28/06 and 12/31/05; $ millions

Liquidity Component	Borrower	Maturity	4/28/06	12/31/05
Cash and cash equivalents			7	37
Commercial paper program	TXU Energy Co./TXU Electric Delivery Co.		(1,388)	(358)
$1.4 billion credit facility	TXU Energy Co./TXU Electric Delivery Co.	June 08	901	770
$1.0 billion credit facility	TXU Energy Co./TXU Electric Delivery Co.	August 08	1,000	800
$1.6 billion credit facility	TXU Energy Co./TXU Electric Delivery Co.	March 10	1,150	1,405
$500 million credit facility	TXU Energy Co./TXU Electric Delivery Co.	June 10	500	460
$500 million credit facility	TXU Energy Co.	December 09	—	—
Total liquidity			2,170	3,114

Business Segment Results

The following is a discussion of operational earnings by business segment. TXU Corp.’s businesses include the TXU Energy Holdings segment, the TXU Electric Delivery segment, and Corporate operations.

TXU Energy Holdings Segment

TXU Energy Company LLC, the competitive business segment of TXU Corp. (TXU Energy Holdings segment), consists primarily of electricity generation (TXU Power), wholesale energy markets activities (TXU Wholesale) and consumer and business markets activities (TXU Energy). These operations are effectively managed as one business through TXU Wholesale, which manages the natural hedge inherent between TXU Energy and TXU Power through its robust risk management processes. TXU Power, TXU Wholesale and TXU Energy conduct their operations through separate legal entities that, in accordance with regulatory requirements, operate independently within the competitive Texas power market.

The financial performance of the TXU Energy Holdings segment reflects the ongoing successful implementation of the TXU Operating System and other performance improvement initiatives. In the first quarter 2006, the TXU Energy Holdings segment reported income from continuing operations of $520 million, $1.10 per share, versus $203 million, $0.43 per share for the first quarter 2005. There were no special items reported for first quarter 2006. For first quarter 2005, special items of $2 million were reported. Operational earnings in the first quarter 2006 were $1.10 per share as compared to $0.42 per share in the prior-year period. Excluding the effect of lower average shares outstanding, the TXU Energy Holdings segment operational earnings improved by $0.65 per share.

Table 9 below reconciles the change in operational earnings from 2005 to 2006 for the first quarter. First quarter 2006 results improved $314 million, $0.68 per share, primarily as a result of improved contribution margin.

Table 9: TXU Energy Holdings Segment — Operational Earnings Reconciliation

Q1 05 to Q1 06; $ millions and $ per share

Earnings Factor	$ Millions	$ Per Share
05 operational earnings	206	0.42
Contribution margin	472	0.97
Operating costs	(2)	—
Depreciation and amortization	(5)	(0.01)
SG&A	(8)	(0.02)
Franchise and revenue based taxes	(1)	—
Other income and deductions	5	0.01
Net interest	12	0.03
Income taxes	(159)	(0.33)
Effect of reduced shares	—	0.03
06 operational earnings	520	1.10

The $472 million increase in contribution margin for first quarter 2006 versus the comparable 2005 period reflects higher retail and wholesale prices, primarily driven by increased natural gas and wholesale power prices, and record baseload generation plant production. The effect of higher pricing on contribution margin was partially offset by a decrease in retail sales volumes due to customer attrition, reduced average customer usage at least in part due to mild weather, and higher per MWh fuel and purchased power costs due to higher natural gas prices. Wholesale electricity revenues for first quarter 2006 were up $1 million from first quarter 2005. The change reflected the reporting of wholesale power trading activity on a net basis,5 offset by the effect of higher wholesale prices.

Other revenues increased $17 million primarily due to an increase in retail gas revenues, which reflects higher natural gas prices that also resulted in increased fuel and purchased power costs. The effects of mild weather in the first quarter as compared to normal resulted in an estimated $0.03 per share (after tax) reduction in contribution margin. Appendix Tables A and D provide details of operating revenues and total fuel and purchased power costs and delivery fees for the TXU Energy Holdings segment for first quarter 2006 compared to the prior year period.

The increase in depreciation and amortization of $5 million, $0.01 per share, primarily reflected normal property additions and replacements. SG&A expenses for the first quarter 2006 increased $8 million, $0.02 per share, primarily due to increased severance expense, higher sale of receivable program fees and timing of benefits expense, partially offset by decreased consulting fees and lower incentive compensation expenses. The $5 million, $0.01 per share, net benefit to operational earnings of other income and deductions was primarily the result of a favorable settlement of a counterparty default under a coal contract. The $12 million, $0.03 per share, decrease in net interest expense reflects increased interest income from affiliates due to higher advances and higher interest rates, partially offset by increased interest on short-term borrowings in 2006. Income tax expense increased $159 million, $0.33 per share, primarily reflecting an increase in taxable income.

TXU Energy’s focus is on providing superior service and options to customers while achieving long-term sustainable residential net margins of five to 10 percent. To accomplish these objectives, TXU Energy has launched a number of new offerings for customers in its native market to meet the needs of customers and increase retention. Many of the new offerings have a minimum term commitment in exchange for various pricing plan features or renewable content. The objective is to offer plans that more directly meet the needs of customers since the price-to-beat is set to expire on December 31, 2006. The various plans have features that include price certainty, prices indexed to natural gas, renewable energy, and time of use options. TXU Energy has announced 10 service plans other than the price-to-beat rate, with enrollment periods that vary from current offerings to those that will begin in June and July. In areas outside the native market, TXU Energy is pursuing customers through a multi-channel approach using both savings and dependability messaging to achieve acquisition goals and a targeted five to 10 percent net margin.

[5]	Prior to January 1, 2006, all purchases and sales scheduled with ERCOT for delivery were reported gross in the income statement and “booked-out” sales and purchases were reported net. Subsequent to an internal reorganization of TXU Wholesale, contracts that are now separately managed as a trading book and scheduled for physical delivery are reported net upon settlement in accordance with existing accounting rules. All transactions reported net, including “booked-out” contracts, are reported as a component of revenues. First quarter 2006 gross revenues from power trading activities totaled approximately $350 million.

Appendix Table B provides TXU Energy volume statistics. For first quarter 2006, the 18.9 percent decrease in retail sales volumes as compared to the same 2005 period was driven by a 25.9 percent decline in large business market volumes. Sales volumes for first quarter 2006 also reflect a 15.5 percent decrease in mass market (residential and small business) sales as compared to first quarter 2005. This decline reflects lower total mass market customer levels due to competitive activity, decreased average customer usage and mild winter weather.

Customer statistics for 2006 and 2005 are shown in Appendix Table C. The net retail customer attrition rate declined to 1.0 percent during first quarter 2006 as compared to 1.9 percent in first quarter 2005. For the twelve months ended March 31, 2006, the net retail customer attrition rate was 7.5 percent, primarily reflecting competitive activity in the middle of 2005. A number of factors affected the slightly lower churn in first quarter 2006, including lower discounts being offered and less competitive activity in late 2005 and early 2006. These were due in part to the low to negative margins in late 2005, continued volatility in natural gas and power prices, and forecasted low margin levels based upon forward 2007 natural gas prices.

Appendix Tables D and E provide a summary of the TXU Energy Holdings segment generation and supply costs and operating statistics. Results for first quarter 2006 reflect the highest first quarter production levels ever achieved by the company’s nuclear and lignite/coal-fired baseload plants and lower gas/oil fuel and purchased power volumes and lower fuel and purchased power costs and delivery fees. The increase in the average cost of fuel and purchased power for first quarter 2006 compared to first quarter 2005 was primarily due to increased natural gas prices.

Risk Management Update

As part of its financial strategy review, TXU updated its risk management and hedging strategy in October 2005 particularly in relation to commodity price exposure in its TXU Energy Holdings segment. Overall, TXU will use a strengthened balance sheet and its complementary generation and retail businesses to manage its commodity price exposure. This approach considers the residential and business load to represent a near-term hedge to baseload generation that will be supplemented by market transactions to manage the company’s exposure to changes in natural gas prices. As shown in Table 10 below, with the implementation of this approach, TXU has mitigated over 95 percent of its estimated natural gas exposure over the next three years on a total portfolio basis.6 For example, with this exposure and all other variables being equal and with no impacts from cash flow hedge ineffectiveness (described below), a one dollar move in natural gas prices would be expected to change TXU’s overall EBITDA by $10 million or less through the remainder of 2006, which is a change of less than one percent of total EBITDA. In addition to the activity through 2008, TXU has entered into incremental transactions in 2006 that reduce about 340 million MMBtu of its natural gas exposure for 2009 through 2011. The hedging program enables TXU to increase the certainty of its cash flows over the next six years at a time when it is undertaking a significant investment program in the electric delivery network and new power generation units.

While the use of market transactions can be effective in hedging the economic value of the portfolio, it may create period to period variations in reported earnings. Because of the strong correlation of power prices to natural gas prices in Texas, TXU has entered into certain natural gas transactions to hedge its power positions; the majority of these transactions are being accounted for as cash flow hedges. Changes in the values of these natural gas hedges that exceed changes in forward values of power will result in cash flow hedge ineffectiveness gains or losses. The ineffectiveness gains or losses are reported in risk management activities revenues. Because the majority of TXU’s cash flow hedges are in the 2007 to 2010 period, the cause of ineffectiveness related to the natural gas hedging program is principally due to forward market heat rate changes for that period. Movements in forward market prices during the first quarter 2006 resulted in net ineffectiveness losses of $13 million related to the hedging program. Based on the current size of the natural gas hedging program, a parallel 0.1 change in market heat rate across each year of the hedging program could cause up to an estimated $60 million to $85 million in cash flow hedge ineffectiveness gains or losses.

As shown in Table 11, TXU’s overall heat rate position is generally consistent with what was disclosed in February with a slight decrease in 2006 primarily due to the roll-off of first quarter positions and management activities.

The company actively manages the natural gas and heat rate risk and may adjust both its natural gas and heat rate positions in response to estimated generation production, customer churn and usage, wholesale market transactions, market commodity changes, risk management strategy and policy revisions, and other factors.

Tables 10 and 11 provide TXU’s current estimated natural gas and heat rate exposure, respectively, excluding planned new build generation units.

[6]	Assumes native market retail position diminishes over time (currently approximately eight percent annually) due to competitor activity and acts as a short position while net margin remains at or below sustainable range of 5 to 10 percent.

Table 10: Natural Gas Position

Balance of 06E – 08E; Million MMBtu

Position	Balance of 06E	07E	08E
Total “generation long” position	336	444	452
Retail “short” position[6]	(301)	(340)	(322)
Forward power and gas sales and other transactions	(44)	(111)	(135)
Estimated net position	(10)-0	(10)-0	(10)-0
Percentage hedged – percent	> 95	> 95	> 95

Table 11: Heat Rate Position

06E – 08E; Million MWh

Position	Balance of 06E	07E	08E
Total “generation long” position[7]	47	66	67
Retail “short” position[6]	(36)	(47)	(42)
Forward power and gas sales and other transactions	(3)	4	2
Estimated net position	~ 8	~ 23	~ 27
Percentage hedged – percent	~ 83	~ 65	~ 59

TXU Electric Delivery Segment

The TXU Electric Delivery segment consists of TXU Electric Delivery Company, TXU Corp.’s regulated transmission and distribution business. TXU Electric Delivery is the sixth largest electric delivery company in the nation, delivering electricity to three million distribution points of delivery across a network of over 14,000 miles of transmission lines and 100,000 miles of distribution lines in the economically diverse North Central, East and West Texas. The North American Electric Reliability Council estimates approximately 2 percent annual growth in the North Texas service area over the next 10 years.

The TXU Electric Delivery segment reported income of $65 million, $0.14 per share, for first quarter 2006, compared to $71 million, $0.15 per share, for first quarter 2005. There were no special items reported in first quarter 2006 compared to $1 million of special charges in first quarter 2005. TXU Electric Delivery segment operational earnings for first quarter 2006 decreased $0.01 per share compared to first quarter 2005.

Table 12 below reconciles the change in operational earnings from 2005 to 2006.

Table 12: TXU Electric Delivery Segment — Operational Earnings Reconciliation

Q1 05 to Q1 06; $ millions and $ per share

Earnings Factor	$ Millions	$ Per Share
05 operational earnings	72	0.15
Contribution margin (revenues)	12	0.02
Operating costs	(12)	(0.02)
Depreciation and amortization	(8)	(0.02)
SG&A	1	—
Franchise and revenue based taxes	(2)	—
Other income and deductions	—	—
Net interest	(1)	—
Income taxes	3	0.01
Effect of reduced shares	—	—
06 operational earnings	65	0.14

First quarter 2006 operational earnings performance for the TXU Electric Delivery segment included an increase of $12 million, $0.02 per share, in contribution margin (revenues) that reflected customer growth, increased transmission revenues due to rate increases approved in 2005, increased revenues related to transition charge tariffs to service securitization bonds, which are offset by additional amortization expense of the related regulatory asset, and increased distribution tariffs to recover higher transmission costs. The effects of mild weather as compared to normal in first quarter 2006 resulted in an estimated $0.02 per share (after tax) reduction in revenues.

[7]	Includes solid fuel and gas plants.

First quarter 2006 operating costs increased $12 million, $0.02 per share, compared to first quarter 2005 due to increased costs related to system reliability improvement initiatives (including vegetation management), higher third-party transmission costs primarily due to increased volumes and higher property taxes. Depreciation and amortization increased $8 million, $0.02 per share, of which $5 million is due to normal property additions and replacements of property, plant and equipment and $3 million is due to higher amortization of regulatory assets associated with the issuance of securitization bonds, which have equal associated transition revenues.

TXU Electric Delivery’s future results are expected to be impacted by the effects of the January 2006 rate settlement with certain cities served by the company. This rate settlement is expected to result in incremental expenses of approximately $70 million, recognized almost entirely over the period from July 2006 through June 2008.

Appendix Tables H and I summarize the details of the operating revenues and operating statistics for the TXU Electric Delivery segment for first quarter 2006 and 2005.

Corporate

Corporate consists of TXU Corp.’s remaining non-segment operations, primarily discontinued operations, general corporate expenses, and interest on debt at the corporate level. For first quarter 2006, the loss from continuing operations for Corporate was $69 million, $0.15 per share, as compared to first quarter 2005 income of $132 million, representing a loss of $0.70 per share, due to the dilution adjustment for the true-up of the accelerated share repurchase as discussed on page 1. Deducting preference stock dividends of $5 million and adjusting for special items in 2005, predominantly the $138 million tax benefit related to TXU Europe, operational results were a loss of $0.15 per share in first quarter 2006 as compared to a loss of $0.06 per share in first quarter 2005.

Excluding the effect of reduced shares, first quarter 2006 expenses increased by $0.08 per share from the prior-year period. The change in first quarter 2006 is primarily related to an increase in net interest expense of $0.08 per share resulting from increased interest rates and borrowings.

2006 and 2007 Outlook Affirmed

TXU Corp.’s outlook for operational earnings remains at a range of $5.50 to $5.75 per share of common stock for 2006 and a two percent improvement relative to the midpoint of the 2006 outlook for 2007. The 2007 outlook reflects an estimated $0.15 per share increase in purchased power expense and operating costs associated with a planned 75-day outage to refuel and replace generators at Unit 1 of the Comanche Peak nuclear plant.

Power the Future of Texas Program Update

On April 20, TXU announced plans to invest $10 billion in a clean coal power generation program to Power the Future of Texas. With the development of 11 new generation units at nine existing TXU Power sites, the plan is expected to: 1) add an estimated 10 percent to the ERCOT supply, enough to meet Texas’ growing electricity demand through 2015, 2) lower long-term power costs by $1.7 billion8, 3) generate thousands of Texas jobs, and 4) set a new environmental standard in Texas by doubling TXU’s solid-fuel generation capacity while at the same time reducing key emissions by 20 percent from 2005 levels.

TXU management will discuss its generation development strategy further on its teleconference today, especially the elements of its strategy that are expected to drive value for shareholders. These elements include a step change in capital efficiency; high-performance operations; constructive long-term fuel partnerships; a growing Texas market with expanding power needs; risk/return optimization; and an advantaged platform for other markets.

TXU plans to build the units at more than 20 percent lower capital cost and construction time than potential competitors through use of existing plant sites, existing infrastructure, supplier partnerships, applying the lean principles of TXU’s Operating System to the construction process and levering a standardized plant design to drive purchasing synergies, operating efficiencies, and streamlined construction timelines at eight of the units.

With scale and application of its Operating System, which has driven existing solid-fuel operations from median to top decile production and cost levels, , TXU is targeting new plant operating cost levels of approximately $3.71 per MWh.

[8]	Based upon projections of ERCOT power prices as of April 20, 2006.

With the existence of plentiful long-term US coal reserves and the approximately 32 million tons of coal per year that eight of the new units will consume, TXU is positioned well for long-term fuel partnerships. Working closely with multiple partners, TXU plans to leverage its lignite reserves, other Texas lignite reserves, and coal from the Powder River Basin to secure a low cost and stable fuel supply for current and new plants, targeting delivered fuel cost of $16 to $18 per MWh. Consistent with this plan, TXU has already been in discussions with the major rail carriers, including Burlington Northern, which is highly confident that it can meet TXU’s needs in the planned time period.

The growing Texas market requires investment in generation to meet the state’s expanding power needs. Forecasts suggest that the Texas population will grow by more than 6 million people over the next 10 years. At the same time, Texas electric power reserve margins are compressing rapidly and are expected to fall below levels deemed reliable by 2010. Through the clean coal expansion program, TXU will help to meet this growing demand while maintaining the competitive heat rates in ERCOT at current levels.

TXU plans to optimize the overall risk/return profile of the new build program, using a variety of channels to manage the risks associated with such large-scale, long-dated capital projects. In accordance with TXU’s disciplined capital allocation criteria, the new units must exceed a 1.3 ratio of present value of cash flows to present value of investment (PV/I) and must return 25 to 35 percent of investment cash within the first 5 years.

TXU is evaluating multiple options to fund the development program. These options include debt financing at the development company that will be non-recourse and will be collateralized at the project company level. At appropriate valuations, TXU would also consider selling a portion of the equity interest in the projects. In addition to project-level financing, TXU’s plan includes hedging a significant amount of the commodity exposure of the new plants through the first several years of production, using multiple channels and instruments, including forward power and gas sales, options, and long-term purchase power agreements with large industrials and municipalities. TXU’s contributions to the projects will include valuable lignite reserves, land, water rights, existing infrastructure, and operational skills and processes that have helped TXU drive its lignite/coal generation plants to top decile performance. Reviews with external financial advisors indicate that, based on the unique characteristics of TXU’s portfolio of development opportunities and the assets TXU intends to contribute to the project companies, TXU can raise a substantial amount of project debt to support the clean coal expansion program, with minimal additional capital being required.

Based upon current forward commodity curves and the distinctive business strategy and operating advantages it has assembled for the development program, TXU has prepared full-year pro-forma 2010 estimates for the average standardized 800 MW unit that reflect indicative earnings before interest and taxes of $230 million, a PV/I ratio of 1.5 and 45 percent of cash returned in five years. TXU plans to have all eight of the standardized units on-line by mid-2010 with Sandow 5 and Oak Grove Units 1 and 2 on-line in 2008 and 2009. Completion of the clean coal power generation development program as planned would increase TXU’s projected operational earnings compound annual growth rate from 2006 to 2010 from a base level range of 3 to 4 percent up to 14 to 16 percent, based on current forward commodity curves and projected ERCOT market dynamics.

Additional Information

Additional information, including consolidating income statements, consolidating balance sheets, consolidated cash flow, and legal and regulatory summaries, can be obtained under the TXU Q1 2006 Earnings Results heading at www.txucorp.com/investres/default.aspx.

TXU Corp., a Dallas-based energy company, manages a portfolio of competitive and regulated energy businesses primarily in Texas. In the competitive TXU Energy Holdings segment (comprised of electricity generation and development, wholesale marketing and retailing), TXU Energy provides electricity and related services to 2.3 million competitive electricity customers in Texas, more customers than any other retail electric provider in the state. TXU Power has over 18,300 megawatts of generation in Texas, including 2,300 MW of nuclear and 5,837 MW of lignite/coal-fired generation capacity. The company is also one of the largest purchasers of wind-generated electricity in Texas and North America. TXU Wholesale optimizes the purchases and sales of energy for TXU Energy and TXU Power and provides related services to other market participants. TXU Corp.’s regulated segment, TXU Electric Delivery, is an electric distribution and transmission business that complements the competitive operations, using uses superior asset management skills to provide reliable electricity delivery to consumers. TXU Electric Delivery operates the largest distribution and transmission system in Texas, providing power to three million electric delivery points over more than 100,000 miles of distribution and 14,000 miles of transmission lines. Visit www.txucorp.com for more information about TXU Corp.

This release contains forward-looking statements, which are subject to various risks and uncertainties. Discussion of risks and uncertainties that could cause actual results to differ materially from management’s current projections, forecasts, estimates and expectations is contained in the company’s SEC filings. In addition to the risks and uncertainties set forth in the company’s SEC filings, the forward-looking statements in this release could be affected by actions of rating agencies, delays in implementing any future price-to-beat fuel factor adjustments, the ability of the company to attract and retain profitable customers, changes in demand for electricity, the impact of weather, changes in wholesale electricity prices or energy commodity prices, the company’s ability to hedge against changes in commodity prices and market heat rates, the company’s ability to fund certain investments described herein, delays in approval of, or failure to obtain, air and other environmental permits, changes in competitive market rules, changes in environmental laws or regulations, changes in electric generation and emissions control technologies, changes in projected demand for electricity in Texas, the ability of the company to attract and retain skilled labor for planning and building new generating units, changes in the cost and availability of materials necessary for the planned new generation units, the ability of the company to manage the significant construction program to a timely conclusion with limited cost overruns, the ability of the company to implement the initiatives that are part of its performance improvement program and growth strategy, and the terms under which the company executes those initiatives, and the decisions made and actions taken as a result of the company’s financial and growth strategies.

-END-

Investor Relations:			Media:

Tim Hogan	Bill Huber	Steve Oakley	Chris Schein	Lisa Singleton

214-812-4641	214-812-2480	214-812-2220	214-875-8329	214-812-5049

Appendix Tables

Appendix Table A: TXU Energy Holdings Segment –– Operating Revenues

Q1 06 vs. Q1 05; $ millions and mixed measures

Operating Revenue Component	Q1 06	Q1 05	% Change
Retail electricity revenues:[9]
Native market:
Residential	746	636	17.3
Small business	257	228	12.7
Total native market	1,003	864	16.1
Other markets:
Residential	89	57	56.1
Small business	15	12	25.0
Total other markets	104	69	50.7
Large business	316	327	(3.4)
Total retail electricity revenues	1,423	1,260	12.9
Wholesale electricity revenues[10]	534	533	0.2
Risk management and trading activities:[11]
Net realized (losses) on settled positions	(48)	(29)	65.5
Reversal of prior year net unrealized (gains)/losses	24	(9)	—
Other net unrealized (losses)	(20)	(15)	33.3
Total	(44)	(53)	(17.0)
Other revenues	97	81	19.8
Total operating revenues	2,010	1,821	10.4
Average revenue ($/MWh):
Residential	142.71	99.74	43.1
Small business	146.50	110.44	32.7
Large business	97.88	75.05	30.4
Average wires charge ($/MWh)	28.26	25.16	12.3

[9]	Breakout of native and other markets are estimates and provided for reference only.

[10]	Adjusted for change in reporting of trading activities in 2006 and ERCOT balancing transactions for 2005 and 2006.

[11]	Adjusted for change in reporting of trading activities in 2006. Net unrealized mark-to-market (gains)/losses for first quarter 2006 includes $1 million of ineffectiveness losses related to cash flow hedges versus $3 million of ineffectiveness gains for the comparable period in 2005.

Appendix Table B: TXU Energy Holdings Segment –– Retail and Wholesale Sales

Q1 06 vs. Q1 05; Mixed measures

Volume Component	Q1 06	Q1 05	% Change
Retail electricity sales volumes (GWh):
Native market:
Residential	5,232	6,317	(17.2)
Small business	1,727	2,034	(15.1)
Total native market	6,959	8,351	(16.7)
Other markets:
Residential	611	628	(2.7)
Small business	132	139	(5.0)
Total other markets	743	767	(3.1)
Large business	3,233	4,362	(25.9)
Total retail electricity sales volumes	10,935	13,480	(18.9)
Wholesale electricity sales[10]	9,285	12,239	(24.1)
Total electricity sales volumes	20,220	25,719	(21.4)
Average KWh/customer:[1][2]
Residential	2,959	3,256	(9.1)
Small business	6,528	7,002	(6.8)
Large business	60,718	63,906	(5.0)
Weather – percent of normal:[13]
Heating degree days	75.1	88.4	(15.0)

[12]	Based upon the average of the period beginning and ending customers.

[13]	Average for service territory is based on a 50 percent - Dallas/Fort Worth, 25 percent - Mineral Wells and 25 percent Waco weighting. Weather data is obtained from WeatherBank, Inc., an independent company that collects and archives weather data from reporting stations of the National Oceanic and Atmospheric Administration (a federal agency under the U.S. Department of Commerce).

Appendix Table C: TXU Energy Holdings Segment — Retail Customer Counts

Q1 06 vs. Q4 05; End of period, thousands, # of meters

Customer Component	Q1 06	Q4 05	3 Month % Change	Q1 05	12 Month % Change
Retail electricity customers:
Native market:
Residential	1,750	1,769	(1.1)	1,925	(9.1)
Small business	274	281	(2.5)	299	(8.4)
Total native market	2,024	2,050	(1.3)	2,224	(9.0)
Other markets:
Residential	218	213	2.3	195	11.8
Small business	7	7	—	7	—
Total other markets	225	220	2.3	202	11.4
Large business	52	55	(5.5)	61	(14.8)
Total retail electricity customers	2,301	2,325	(1.0)	2,487	(7.5)
Estimated share of market[14] (%):
Native market:
Residential	71	72	(1.4)	79	(10.5)
Small business	69	71	(2.8)	76	(8.2)
Total ERCOT:
Residential	39	39	—	43	(9.1)
Small business	28	29	(3.4)	30	(7.9)
Large business	18	17	5.6	25	(26.4)

Appendix Table D: TXU Energy Holdings Segment –– Fuel and Purchased Power Costs and Delivery Fees

Q1 06 vs. Q1 05; $ millions

Cost Component	Q1 06	Q1 05	% Change
Nuclear fuel	21	20	5.0
Lignite/coal	117	115	1.7
Total baseload fuel	138	135	2.2
Gas/oil fuel and purchased power costs	268	532	(49.6)
Other costs	71	63	12.7
Fuel and purchased power costs[10]	477	730	(34.7)
Delivery fees	313	343	(8.7)
Fuel and purchased power costs and delivery fees	790	1,073	(26.4)

[14]	End of period. Estimated market share for residential and small and medium business is based on the estimated number of customers (meters) in the native market and the estimated number of customers (meters) in ERCOT that have choice. Estimated market share for large business is based on the estimated annualized consumption for this overall market within ERCOT.

Appendix Table E: TXU Energy Holdings Segment — Generation and Supply Statistics

Q1 06 vs. Q1 05; Mixed measures

Generation and Supply Statistic	Q1 06	Q1 05	% Change
Production and purchased power (GWh):
Nuclear (baseload)	5,080	4,797	5.9
Lignite/coal (baseload)	10,874	10,520	3.4
Total baseload generation	15,954	15,317	4.2
Gas/oil generation	189	260	(27.3)
Purchased power[10]	4,326	10,565	(59.1)
Total energy supply	20,469	26,142	(21.7)
Less line loss and power imbalances	249	423	(41.1)
Net energy supply volumes	20,220	25,719	(21.4)
Baseload capacity factors (%):
Nuclear	102.7	96.9	6.0
Lignite/coal	90.4	87.8	3.0
Total baseload	93.9	90.4	3.9
Adjusted baseload capacity factors[15] (%):
Nuclear	102.7	100.1	2.6
Lignite/coal	97.5	96.0	1.6
Total baseload	99.0	97.1	2.0

Appendix Table F: TXU Energy Holdings –– Maturity Dates of Unrealized Net Commodity Contract Assets

3/31/06; $ millions unless otherwise noted

Source of Fair Value	Less Than 1 Year	1-3 Years	4-5 Years	More Than 5 Years	Total
Prices actively quoted	131	61	11	—	203
Prices provided by other external sources	(161)	(4)	(20)	(1)	(186)
Prices based on models	25	(1)	—	—	24
Total	(5)	56	(9)	(1)	41
Percentage of total fair value	(12)	136	(22)	(2)	100

Appendix Table G: TXU Energy Holdings Segment — Changes in Commodity Contract Assets and Liabilities

Q1 06; $ millions

Change Component	Impact
Net commodity contract liability — beginning of period	(56)
Settlements of positions included in the opening balance[16]	24
Unrealized mark-to-market valuations of positions held — end of period[17]	(18)
Other activity[18]	(2)
Net commodity contract liability — end of period	(52)

[15]	Excludes planned outages and economic back-down.

[16]	Represents reversals of unrealized mark-to-market valuations of these positions recognized in earnings prior to the beginning of the period, to offset realized gains and losses upon settlement.

[17]	Includes $3 million in net gains recorded at contract inception dates.

[18]	These activities do not arise from mark-to-market valuations. Includes initial values of positions involving the receipt or payment of cash or other consideration such as option premiums paid and received and related amortization. Activity includes $12 million of natural gas received related to physical swap transactions as well as $10 million of option premium payments.

Appendix Table H: TXU Electric Delivery Segment — Operating Revenues

Q1 06 vs. Q1 05; $ millions

Revenue Component	Q1 06	Q1 05	% Change
Electricity transmission and distribution:
Affiliated (TXU Energy Holdings)	267	311	(14.1)
Nonaffiliated	295	239	23.4
Total	562	550	2.2

Appendix Table I: TXU Electric Delivery Segment — Operating Statistics

Q1 06 vs. Q1 05; Mixed measures

Operating Statistic	Q1 06	Q1 05	% Change
Volumes - Electricity distribution (GWh)	23,131	23,448	(1.4)
Electricity points of delivery - number of meters (end of period, in thousands)[19]	3,025	2,985	1.3
System Average Interruption Duration Index (SAIDI) (non-storm)[20]	79.32	71.59	10.8
System Average Interruption Frequency Index (SAIFI) (non-storm) [19]	1.18	1.10	7.3
Customer Average Interruption Duration Index (CAIDI) (non-storm) [19]	67.14	65.09	3.1

Appendix Table J: Details of Discontinued Operations

Q1 06 and Q1 05; $ millions and $ per share after tax

Discontinued Operation	Q1 06 $ Millions	Q1 06 $ Per Share	Q1 05 $ Millions	Q1 05 $ Per Share
TXU Energy Holdings segment	—	—	(3)	(0.01)
TXU Australia	—	—	2	—
TXU Gas	60	0.13	17	0.04
Corporate	—	—	(1)	—
Total	60	0.13	15	0.03

[19]	Includes lighting sites, principally guard lights, for which TXU Energy Retail is the REP, which are not included in TXU Energy Retail’s customer count. Such sites totaled 85,477 and 94,187 at March 31, 2006 and 2005, respectively. Adjusting for the guard lights, which have minimal value, points of delivery increased 1.7 percent.

[20]	SAIDI is the number of minutes in a year the average customer is out of electric service. SAIFI is the number of times in a year the average customer experiences an interruption to electric service. CAIDI is the duration in minutes of the average interruption to electric service for those customers experiencing an outage.

Attachment 1: Financial Definitions

Cash Interest Expense (non-GAAP): Interest expense and related charges less amortization of discount and reacquired debt expense plus capitalized interest. Cash interest expense is a measure used by TXU to assess credit quality.

Contribution Margin: Operating revenues (GAAP) less fuel and purchased power costs and delivery fees (GAAP).

Debt/EBITDA (non-GAAP): Total debt less transition bonds and debt-related restricted cash divided by EBITDA. Transition, or securitization, bonds are serviced by a regulatory transition charge on wires rates and are therefore excluded from debt in credit reviews. Debt-related restricted cash is treated as net debt in credit reviews. Debt/EBITDA is a measure used by TXU to assess credit quality.

EBIT (non-GAAP): Income from continuing operations before interest income, interest expense and related charges, and income tax and special items. EBIT is a measure used by TXU to assess performance.

EBITDA (non-GAAP): Income from continuing operations before interest income, interest expense and related charges, and income tax plus depreciation and amortization and special items. EBITDA is a measure used by TXU to assess performance.

EBITDA/Interest (non-GAAP): EBITDA divided by cash interest expense is a measure used by TXU to assess credit quality.

Free Cash Flow (non-GAAP): Cash provided by operating activities less capital expenditures and nuclear fuel. Used by TXU predominantly as a forecasting tool to estimate cash available for dividends, debt reduction, and other investments.

Income from Continuing Operations per Share (GAAP): Per share (diluted) income from continuing operations before extraordinary gain and preference stock dividends.

Operational Earnings (non-GAAP): Income from continuing operations net of preference stock dividends and excluding special items. TXU relies on operational earnings for evaluation of performance and believes that analysis of the business by external users is enhanced by visibility to both reported GAAP earnings and operational earnings.

Operational Earnings per Share (non-GAAP): Per share (diluted) income from continuing operations net of preference stock dividends and excluding special items. Operational earnings per share for first quarter 2005 excludes the effect of the adjustment in 2005 for the cost of a true-up payment on the 52.5 million share accelerated common stock repurchase.

Reported Earnings per Share (GAAP): Per share (diluted) net income available to common shareholders.

Return on Average Common Stock Equity Based on Net Income (GAAP): Twelve months ended net income available to common shareholders (GAAP) divided by the average of the beginning and ending common stock equity (GAAP) for the period calculated.

Return on Average Common Stock Equity Based on Operational Earnings (non-GAAP): Twelve months ended operational earnings (non-GAAP) divided by the average of the beginning and ending common stock equity (GAAP) for the period calculated. This measure is used to evaluate operational performance and management effectiveness.

Return on Average Invested Capital Based on Adjusted Net Income (non-GAAP): Twelve months ended net income (GAAP), plus after-tax interest expense and related charges net of interest income on restricted cash related to debt divided by the average of the beginning and ending total capitalization, less debt-related restricted cash for the period calculated. This measure is used to evaluate operational performance and management effectiveness.

Return on Average Invested Capital Based on Adjusted Operational Earnings (non-GAAP): Twelve months ended operational earnings (non-GAAP), plus preference stock dividends, plus after-tax interest expense and related charges net of interest income on restricted cash related to debt, divided by the average of the beginning and ending total capitalization, less debt-related restricted cash for the period calculated. This measure is used to evaluate operational performance and management effectiveness.

Special Items (non-GAAP): Unusual charges related to the implementation of the performance improvement program and other charges, credits or gains that are unusual or nonrecurring. Special items are included in reported GAAP earnings, but are excluded from operational earnings. Special items associated with the performance improvement program include debt extinguishment losses and costs related to severance programs, asset impairments and facility closures.

Total Capitalization (GAAP): Total debt (GAAP) plus shareholders equity (GAAP).

Total Debt (GAAP): Long-term debt (including current portion), plus bank loans and commercial paper, plus long-term debt held by subsidiary trusts, plus preferred securities of subsidiaries, including exchangeable preferred membership interests (EPMI).

Total Debt less Transition Bonds and Debt-Related Restricted Cash (non-GAAP): TXU also uses a total debt measure that excludes transition bonds and debt-related restricted cash. Transition, or securitization, bonds are serviced by a regulatory transition charge on wires rates and are therefore excluded from debt in credit reviews. Debt-related restricted cash is treated as net debt in credit reviews. TXU uses this measure to evaluate its debt and capitalization levels.

Exhibits: Regulation G – Reconciliation of Non-GAAP Financial Measures to the Most Directly Comparable GAAP Financial Measures

Exhibit 1: Return on Average Common Stock Equity Calculation

Twelve months ended 3/31/06 and 3/31/05; $ millions unless otherwise noted

Component	3/31/06	3/31/05	Ref
Net income (loss) available to common shareholders	1,872	(142)	A
Income from continuing operations before extraordinary gain and cumulative effect of changes in accounting principles	1,884	358
Special items	5	649
Preference stock dividends	(4)	(22)
Operational earnings	1,885	985	B
Average common equity	562	3,166	C
Return on average common equity - based on net income (A/C) (%)	333.1	(4.5)
Return on average common equity - based on operational earnings (B/C) (%)	335.4	31.1

Exhibit 2: Return on Average Invested Capital Calculation

Twelve months ended 3/31/06 and 3/31/05; $ millions unless otherwise noted

Component	3/31/06	3/31/05	Ref
Net income	1,876	728
After-tax interest expense and related charges net of interest income (a)	509	431
Total return (based on net income)	2,385	1,159	A
Operational earnings	1,885	985
Preference stock dividends	4	22
After-tax interest expense and related charges net of interest income (a)	509	431
Total return (based on operational earnings)	2,398	1,438	B
Average total capitalization	13,955	16,240	C
Return on average invested capital - based on adjusted net income (A/C) (%)	17.1	7.1
Return on average invested capital - based on adjusted operational earnings (B/C) (%)	17.2	8.9
(a) After-tax interest expense and related charges net of interest income
Interest expense	821	706
Interest income	(38)	(43)
Net	783	663
Tax at 35%	274	232
Net of tax	509	431

Exhibit 3: Interest and Debt Coverage Ratios

Twelve months ended 3/31/06 and 3/31/05; $ millions unless otherwise noted

Component	3/31/06	3/31/05	Ref
Cash provided by operating activities	3,642	1,617	A
Reconciling adjustments from cash flow statement	(1,758)	(1,259)	B
Income from continuing operations before extraordinary gain and cumulative effect of changes in accounting principles	1,884	358
Income tax expense	910	(45)
Interest expense and related charges	821	706
Interest income	(38)	(43)
Depreciation and amortization	793	757
EBITDA	4,370	1,733
Special items	7	1,133
EBITDA (excluding special items)	4,377	2,866	C
Interest expense and related charges	821	706
Amortization of discount and reacquired debt expense	(15)	(27)
Capitalized interest	18	14
Cash interest expense	824	693	D
Total debt	13,458	13,027	E
Transition bonds	(1,146)	(1,237)
Debt-related restricted cash	(99)	—
Total debt less transition bonds and debt-related restricted cash	12,213	11,790	F
EBITDA/interest – ratio (C/D)	5.3	4.1
Debt/EBITDA – ratio (F/C)	2.8	4.1
Cash provided by operating activities+cash interest expense/cash interest expense – ratio (A+D/D)	5.4	3.3
Total debt/cash provided by operating activities – ratio (E/A)	3.7	8.1

Exhibit 4a: Consolidated –– Operational Earnings Reconciliation

Q1 06; $ millions and $ per share after tax

Factor	Energy Holdings	Energy Holdings	Electric Delivery	Electric Delivery	Corp.	Corp.	Total	Total
Operational earnings (loss)	520	1.10	65	0.14	(69)	(0.15)	516	1.09
Special items	—	—	—	—	—	—	—	—
Income (loss) from cont. operations	520	1.10	65	0.14	(69)	(0.15)	516	1.09
Discontinued operations	—	—	—	—	60	0.13	60	0.13
Net income (loss) to common	520	1.10	65	0.14	(9)	(0.02)	576	1.22
Average shares – diluted								474

Exhibit 4b: Consolidated — Operational Earnings Reconciliation

Q1 05; $ millions and $ per share after tax

Factor	Energy Holdings	Energy Holdings	Electric Delivery	Electric Delivery	Corp.	Corp.	Total	Total
Operational earnings (loss)	206	0.42	72	0.15	(32)	(0.06)	246	0.51
Special items	(2)	—	(1)	—	158	0.32	155	0.32
Effect of share repurchase dilution	—	—	—	—	—	(0.97)	—	(0.97)
Effect of share dilution/rounding	(1)	0.01	—	—	1	—	—	0.01
Preference stock dividends	—	—	—	—	5	0.01	5	0.01
Income (loss) from cont. operations	203	0.43	71	0.15	132	(0.70)	406	(0.12)
Discontinued operations	(3)	(0.01)	—	—	18	0.04	15	0.03
Preference stock dividends	—	—	—	—	(5)	(0.01)	(5)	(0.01)
Net income (loss) to common	200	0.42	71	0.15	145	(0.67)	416	(0.10)
Average shares – diluted								486
Average shares – basic (GAAP)								476